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                                   EXHIBIT 23



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated November 19, 1996, accompanying the consolidated financial statements and schedule included in the Annual Report of Unitel Video, Inc. on Form 10-K for the year ended August 31, 1996. We hereby consent to the incorporation by reference of said report in the Registration Statement of Unitel Video, Inc. on Form S-8, filed on July 15, 1986 (File No. 33-7306), the Registrant's Registration Statement on Form S-8 filed on April 20, 1987 (File No. 33-13660), the Registrant's Registration Statement on Form S-8 filed on May 28, 1987 (File No. 33-14654) the Registrant's Registration Statement on Form S-8 filed on February 1, 1996 (File No. 333-00613) and the Registrant's Registration Statement on Form S-3 (File No. 33-38839).






GRANT THORNTON LLP

/s/ Grant Thornton LLP

New York, New York
November 19, 1996



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